CONTACT:       GARY M. ADAMS - CHIEF FINANCIAL OFFICER
               (252) 925-9111, EXTENSION 209

                      ECB BANCORP, INC REPORTS DECLARATION
                         OF 1999 QUARTERLY CASH DIVIDEND

ENGELHARD, - ECB Bancorp, Inc., the parent holding company of The East Carolina Bank, announces that on March 24, 1999, the Company's Board of Directors declared a quarterly cash dividend of $.0725 per share, payable April 28, 1999 to shareholders of record on April 8, 1999.

The dividend payment represents a 13.7% increase over the equivalent quarterly rate in 1998 and also represents the first quarterly dividend for ECB Bancorp, Inc. Historically, the Company has paid its dividends on an annual basis. The 1998 annual dividend was $.255 per share.

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered independent community bank insured by the FDIC. The Bank provides a full range of financial services through 16 offices in eastern North Carolina, nine mainland offices in Currituck, Hyde, Pitt, Tyrrell, and Washington counties, six offices in North Carolina's famed "Outer Banks" from Ocracoke Island in Hyde County to Southern Shores in Dare County, and a Loan Production office in Washington, North Carolina.

ECB's newest full service branch office is currently under construction at 1418 Carolina Avenue in Washington with grand opening festivities scheduled for May.

ECB Bancorp, Inc.'s common stock is currently listed on Nasdaq's SmallCap Market under the symbol "ECBE".